Exhibit 3.1

AMENDMENT TO THE AMENDED BYLAWS
OF
PUBLIC SERVICE COMPANY OF OKLAHOMA

Article I
Stock and Transfers

The first sentence of Section 1 of the Bylaws of the Company shall be amended and restated to read as follows:

SECTION 1.     The shares of the Company’s stock may be certificated or uncertificated, as provided for under Oklahoma law, and shall be entered in the books of the Company and registered as they are issued.

The first sentence of Section 3 of the Bylaws of the Company shall be amended and restated to read as follows:

SECTION 3.     Shares of stock of the Company may be transferred on the books of the Company in the manner provided by law and, except by the order of a court in some proper proceeding, only upon (i) surrender to the Company or its transfer agent of a certificate representing shares, duly endorsed or accompanied by proper evidence of succession, assignation, or authority to transfer, with such proof of the authenticity of the signature as the Company or its agents may reasonably require in the case of shares evidenced by a certificate or certificates or (ii) receipt of transfer instructions from the registered owner of uncertificated shares reasonably acceptable to the Company.